Exhibit 10.63

TRANSITION AND CONSULTING AGREEMENT
THIS TRANSITION AND CONSULTING AGREEMENT (this “Agreement”), by and between WP Glimcher Inc., an Indiana corporation (the “Company”), and Michael J. Gaffney (“Gaffney”) is entered into as of December 28, 2015.
WHEREAS, Gaffney and the Company are parties to an employment agreement dated as of June 3, 2014 (the “Employment Agreement”), pursuant to which Gaffney is employed with the Company (terms used but not otherwise defined herein will have the meaning ascribed to them in the Employment Agreement); and
WHEREAS, the Company and Gaffney acknowledge that they have reached a mutual agreement that Gaffney will cease to be employed by the Company and will continue providing consulting services to the Company on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Gaffney hereby agree as follows:
1.Termination of Employment Period and Employment Agreement. Unless earlier terminated by the Company for Cause (as defined below) or by Gaffney for any reason, the Employment Period under the Employment Agreement will terminate automatically at the close of business on December 31, 2015 (the “Termination Date”). Upon the termination of the Employment Period on the Termination Date, Gaffney’s employment with the Company and the Employment Period will be deemed to have been terminated “other than for Cause” pursuant to Section 3.1 of the Employment Agreement, and Gaffney will be entitled to the benefits outlined in that Agreement subject to Gaffney’s execution and non-revocation of the “Release” (as defined in the Employment Agreement), in addition to the accelerated vesting of Gaffney’s outstanding LTIP Units pursuant to Section 4 of the Series 2014B LTIP Unit Award Agreement among Gaffney, the Partnership, and the Company dated as of August 25, 2014 (the “LTIP Unit Agreement”), effective the day following the Release Deadline, in each case, subject to the terms of the Employment Agreement and the LTIP Unit Agreement, as applicable.
2.Consulting Period. Following the Termination Date, Gaffney will render consulting and advisory services to the Company as follows:
(a)Term. Gaffney will be available to provide consulting and advisory services to the Company for a term of one month commencing on January 1, 2016; provided, that, on the last day of such one-month period, and on the last day of each subsequent one-month period, the term shall automatically extend for one additional month unless and until terminated in accordance with Section 2(e) (the “Consulting Period”).
(b)Scope of Service; Location. During the Consulting Period, to the extent requested by the Company, Gaffney will make himself reasonably available to provide consulting and advisory services to the Company with respect to matters within the scope of Gaffney’s knowledge and expertise (the “Consulting Services”). The Consulting Services will generally be performed at such locations as are reasonably determined by Gaffney, provided, that, Gaffney will perform the Consulting Services on the premises of the Company (or its applicable affiliate) when reasonably and timely requested by the Company.
(c)Consulting Fees. In consideration of the Consulting Services, Gaffney will be paid a monthly consulting fee of $ 43,750 (the “Consulting Fee”), payable on or around the 15th day of each month.
(d)Expenses. During the Consulting Period, the Company will reimburse Gaffney pursuant to the Company’s reimbursement policies as in effect from time to time for reasonable business expenses incurred by Gaffney in connection with the performance of the Consulting Services.

(e)Termination of Consulting Period. Either the Company or Gaffney may terminate the Consulting Period during the Consulting Period for any reason (or no reason) by providing the other party with not less than 10 days’ advance written notice of such termination, except in the case of a termination of the Consulting Period by the Company for Cause (as defined below), which will be effective immediately. For purposes of this Agreement, “Cause” will mean: (i) Gaffney’s illegal conduct or gross misconduct that is willful and demonstrably and materially injurious to the Company’s business, financial condition, or reputation; (ii) Gaffney’s entry of a plea of guilty or nolo contendere with respect to, a felony crime or other crime involving moral turpitude, fraud, forgery, embezzlement, or similar conduct against the Company, the Partnership or their respective affiliates or subsidiaries; (iii) Gaffney’s willful or material breach of any restrictive covenants or confidentiality, intellectual property or cooperation provisions set forth in any written agreement with the Company; or (iv) Gaffney’s willful failure to perform, or substantially perform, the Consulting Services.
(f)Obligations upon Termination of Consulting Period.
(i)Obligations of the Company. Upon any termination of the Consulting Period, the Company, the Partnership and their respective affiliates will have no obligation to Gaffney except for the payment of any due but unpaid Consulting Fee, and to reimburse Gaffney for any business expenses incurred prior to such termination and for which Gaffney would be entitled to reimbursement pursuant to Section 2(d).
(ii)Obligations of Gaffney. Upon termination of the Consulting Period by the Company for Cause, Gaffney will be required to repay such portion of the Consulting Fee for the month in which the Consulting Period is terminated (the “Termination Month”) as is equal to the product of (i) the Consulting Fee and (ii) a fraction, the numerator of which is the number of full days remaining in the Termination Month as of the date of the termination of the Consulting Period, and the denominator of which is the number of full days in the Termination Month. Upon any termination of the Consulting Period other than by the Company for Cause, Gaffney will have no obligation to the Company, the Partnership or their respective affiliates except as provided in any restrictive covenants or confidentiality, intellectual property or cooperation provisions set forth in any written agreement with the Company.
(g)Acknowledgements. The Company and Gaffney acknowledge and agree that Gaffney’s status during the Consulting Period will be that of an independent contractor only and not as an employee, agent, partner, or joint venturer of or with the Company, the Partnership, or their respective affiliates. The Company further acknowledges and agrees that, provided that Gaffney complies with the terms of this Agreement, nothing herein is intended, nor shall be construed, to prevent, prohibit, interfere with, or penalize Gaffney for serving as a consultant to or employee of any third party after termination of the Employment Period except as may otherwise be set forth in the Employment Agreement or LTIP Unit Agreement. Gaffney acknowledges that Gaffney is and will be solely responsible for the payment of all federal, state, local, and foreign taxes that are required by applicable laws or regulations to be paid with respect to all compensation and benefits payable or provided for the Consulting Services hereunder and that, after termination of the Employment Period, Gaffney will not be eligible to participate in or accrue benefits under any employee benefit plan sponsored by the Company, the Partnership, or their respective affiliates.
(h)Sole Consideration. Except as provided in this Section 2, Gaffney will be entitled to no compensation or benefits from the Company, the Partnership, or their respective affiliates with respect to the Consulting Services and will not participate in, or be credited with any service, age, or other credit for purposes of eligibility, vesting, or benefit accrual under, any employee benefit plan of the Company, the Partnership, or their respective affiliates in respect of the Consulting Period.

3.Section 409A. It is intended that this Agreement will be exempt from, or avoid any taxes and penalties under, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations relating thereto. Any payments that qualify for the “short-term deferral” exception to Section 409A of the Code will be paid under such exception. For purposes of Section 409A of the Code, each payment under this Agreement will be treated as a separate payment for purposes of the exclusion for certain short-term deferral amounts. In no event may Gaffney, directly or indirectly, designate the calendar year of any payment under this Agreement. Notwithstanding anything to the contrary in this Agreement, all reimbursements provided under this Agreement will be made or provided in accordance with the requirements of Section 409A of the Code. All reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Section 409A of the Code will be made or provided in a manner that is intended to avoid taxes and penalties under Section 409A of the Code, including, without limitation, that (i) in no event shall reimbursements by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided, that, Gaffney submits an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year (other than medical reimbursements described in Treas. Reg. § 1.409A-3(i)(1)(iv)(B)) will not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (iii) Gaffney’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits that last later than Gaffney’s remaining lifetime (or if longer, through the 20th anniversary of the Effective Time).
4.Miscellaneous.
(a)Successors and Assigns. This Agreement will be binding upon, inure to the benefit of and be enforceable by, as applicable, the Company and Gaffney and their respective personal or legal representatives, executors, administrators, successors, assigns, heirs, distributees, and legatees. This Agreement is personal in nature and Gaffney will not, without the prior written consent of the Company, assign, transfer, or delegate this Agreement or any rights or obligations hereunder.
(b)Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Ohio, without reference to principles of conflict of laws.  Venue for a dispute in respect of this Agreement will be the federal courts located in Columbus, Ohio.
(c)Amendment/Entire Agreement. No provision of this Agreement may be amended, modified, waived, or discharged unless such amendment, waiver, modification, or discharge is agreed to in writing and such writing is signed by the Company and Gaffney. Except as provided in Section 1, from and after the Effective Time this Agreement will supersede any other agreement between the parties with respect to the subject matter hereof.
(d)Notice. All notices and other communications hereunder will be in writing and will be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
if to Gaffney:
At the address most recently on the books and records of the Company if to the Company:
WP Glimcher Inc.
180 East Broad Street
Columbus, Ohio 43215
Attention: General Counsel

or to such other address as either party will have furnished to the other in writing in accordance herewith. Notice and communications will be effective when actually received by the addressee.
(e)Headings. The headings of this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.
(f)Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.
WP GLIMCHER INC.
By: /s/ Grace Schmitt
Name: Grace Schmitt
Title: Senior Vice President, Human Resources

/s/ Michael J. Gaffney
Michael J. Gaffney